Report of Independent Registered Public Accounting Firm

To the Board of Directors
Pentalpha Surveillance, LLC

We have examined management's assertion, included in the accompanying Management's Report on
Assessment of 2012 Compliance with Applicable Servicing Criteria (Management's Assertion), that
Pentalpha Surveillance, LLC (the Company) complied with the servicing criteria set forth in item 1122(d)
of the Securities and Exchange Commission's (SEC) Regulation AB for services by the Company that are encompassed by contractual obligations to perform Regulation AB reporting (the Platform), including only those asset-backed securities transactions defined below, as of and for the year ended December 31,
2012, excluding the following criteria set forth in items 1122(d)(1)(i-iv), 1122(d)(2)(i-vii), 1122(d)(3)(ii-
iv), 1122(d)(4)(i-vi) and 1122(d)(4)(viii-xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Appendix A to Management's
Assertion identifies the individual asset-backed transactions identified by management as constituting the
Platform. Management is responsible for the Company's compliance with its contractual obligations and its assertion. Our responsibility is to express an opinion on Management's Assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American
Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board
(United States) and, accordingly, included examining, on a test basis, evidence about the Company's activities related to the Platform and other procedures as we considered necessary in the circumstances.
Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria or its contractual obligations.

In our opinion, Management's Assertion as of and for the year ended December 31, 2012 for the
Platform, is fairly stated, in all material respects.

/s/ McGladrey LLP

Irvine, CA
February 25, 2013